Exhibit 99.1

Contact:
Maura M. Turner	Steve Basham
Charlesbank Capital Partners	The GSI Group
617-619-5457	217-226-5249
mturner@charlesbank.com	steveb@grainsystems.com

GSI GROUP NAMES

RICHARD CHRISTMAN AS NEW CEO

FOR IMMEDIATE RELEASE

Assumption, IL —August 30, 2005 –  The GSI Group, a leading worldwide manufacturer and supplier of agricultural equipment, today announced the appointment of Richard M. Christman as chief executive officer.  With more than 30 years of global experience, Mr. Christman brings an extensive background of successful leadership in the agricultural industry.  He replaces William Branch who joined the firm as Chairman and interim CEO in May, when GSI was acquired by Charlesbank Capital Partners, a Boston-based private equity firm.

“We are extremely pleased to welcome Richard to GSI as we continue to build and expand our operations,” said Mr. Branch, who remains the chairman of the company.  “Richard brings a wealth of knowledge and experience in the agricultural industry and an impressive leadership track record.  His talent and drive will be valuable assets to GSI.”

Kim Davis, managing director of Charlesbank Capital Partners, said, “We are excited by the opportunity to combine Richard’s leadership and global agricultural experience, with the superb execution skills of the existing GSI management team.  We believe he is ideally suited to help us continue to achieve profit performance targets, expand our presence globally and address new business opportunities.  We look forward to the strong continued growth of GSI under his direction.”

Prior to joining GSI, Mr. Christman spent more than 30 years at Case Corporation and its successor company CNH, a global leader in construction and agricultural equipment.  His recent leadership positions there include serving as president of multi-billion dollar operating units.  He also served on the Board of Directors of the Association of Equipment Manufacturers.

Mr. Christman holds a bachelor’s degree in mechanical engineering from Rose Hulman Institute of Technology and an MBA from the University of Michigan.

“GSI has built a wonderful reputation helping its customers become more successful by the delivery of high-quality products for more than 30 years,” said Mr. Christman.  “I am delighted to assume the position of CEO at a time when GSI is both leading the industry and clearly poised for still greater success.  I look forward to working with Bill Branch and the entire management team to accelerate growth and help forge an even stronger future for this fine company.”

About GSI Group

Based in Assumption, IL, GSI is one of the largest global manufacturers of grain storage bins and related drying and handling systems, as well as capital equipment for swine and poultry producers.  GSI markets its products in approximately 75 countries through a network of more than 2,500 independent dealers to grain, protein producers and large commercial businesses. In May 2005, GSI was acquired by Charlesbank Capital Partners, a Boston-based private equity firm known for partnering with experienced management teams to grow fundamentally strong businesses.